Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION APPOINTS MAURO GREGORIO TO BOARD OF DIRECTORS

BATAVIA, NY, September 3, 2025 – Graham Corporation (NYSE: GHM) (“GHM” or “the Company”), a global leader in the design and manufacture of mission-critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space markets, today announced the appointment of Mauro Gregorio to its Board of Directors, effective September 1, 2025.

Mr. Gregorio brings extensive global executive leadership experience and board governance expertise to Graham Corporation. He currently serves as a board member at Eagle Materials, and most recently served as a Board member of Radius Recycling and was President of the Performance Materials & Coatings division at Dow Inc., where he oversaw a $10 billion business segment focused on several industrial sectors related to Energy and other complex manufacturing processes.

“We are delighted to welcome Mauro to Graham’s Board of Directors,” said Matthew J. Malone, President and CEO. “His proven track record of transforming organizations and driving performance improvements on a global scale aligns perfectly with our growth objectives. Mauro’s extensive experience in the Energy & Process markets and operational excellence will be invaluable as we continue to execute our strategic plan.”

During his tenure at Dow Inc., Mr. Gregorio held multiple leadership roles including Business President of Consumer Solutions and Business President for Energy Solutions. His international career spans leadership positions across Europe, Latin America, and the United States. He holds a Bachelor of Science in Chemical Engineering from Escola de Engenharia Maua in São Paulo and an MBA from Northwood University.

“I am honored to join Graham Corporation’s Board of Directors,” said Mr. Gregorio. “Graham’s commitment to innovation and operational excellence resonates strongly with me and my experience. I look forward to contributing to the Company’s continued success and helping drive long-term value creation for shareholders.”

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy, & Process, and Space industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

For more information, contact:

Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
CThome@graham-mfg.com	Tom.Cook@icrinc.com

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